UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                     Entry into a Material Definitive Agreement.

See Item 5.02.

Section 5 – Corporate Governance and Management

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2009, Larry D. Willard, a director and the President and Chief Executive Officer of Hilltop Holdings Inc., or the Company, announced his retirement, effective as of December 31, 2009, to the Board of Directors of the Company.  Mr. Willard cited that he was retiring to spend more time with family.  As consideration for his prior service, the Company will compensate Mr. Willard as follows:

•                  $500,000 in cash, payable in one lump sum on or prior to December 31, 2009;

•                  The purchase of his outstanding options to acquire Company common stock for the spread between their respective strike prices and the closing price on November 30, 2009 (amounting to $290,700); and

•                  The continued payment, grossed-up for taxes, of his apartment in Dallas, Texas until the termination of said lease, or July 31, 2010.

Prior to December 31, 2009, the Company intends to enter into a Severance Agreement with Mr. Willard that provides for the compensation described above and mutual releases, a copy of which will be filed with the Securities and Exchange Commission.  A copy of this Current Report on Form 8-K also has been provided to Mr. Willard.

In connection with Mr. Willard’s retirement, the Board of Directors of the Company appointed Gerald J. Ford, the Company’s Chairman of the Board, as President and Chief Executive Officer effective as of December 31, 2009.  Mr. Ford, age 65, has served as Chairman of the Board of the Company since August 2007 and as a director of the Company since June 2005.  Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years.  In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994.  During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank.  Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002.  He currently participates on numerous boards of directors, including Diart Holdings LLC (formerly Triad Financial Holdings LLC), for which he also is Co-Chairman of the Board, First Acceptance Corporation, for which he also is Chairman of the Board, McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc. and Scientific Games Corporation.  Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University and is a Managing Partner of Flexpoint Ford, LLC, a private equity fund.  The Company’s general counsel and secretary, Corey Prestidge, is the son-in-law of Mr. Ford.

The Company and an affiliated company of Mr. Ford, Diamond A Administration Company, LLC, or Diamond A, are parties to that certain Management Services Agreement.  Pursuant to this Management Services Agreement, Diamond A provides certain management services to the Company and its subsidiaries, including, among others, financial and acquisition evaluation.  These services are provided to the Company at a cost of $100,000 per month, plus reasonable out-of-pocket expenses.  The Company also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct.  Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action.  Mr. Ford will not be directly compensated for his duties as President and Chief Executive Officer; however, Diamond A will continue to receive its management fee pursuant to the Management Services Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date: December 4, 2009	By:	/s/ COREY PRESTIDGE
	Name:	Corey G. Prestidge
	Title:	General Counsel & Secretary